Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 10

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	500	$4.7960	03/03/2026
Purchase of Common Stock	310	$4.6200	03/04/2026
Purchase of Common Stock	8,000	$4.9647	03/04/2026
Purchase of Common Stock	21,792	$5.1614	03/05/2026
Purchase of Common Stock	1,400	$5.1090	03/06/2026
Purchase of Common Stock	5,700	$5.2531	03/09/2026

Milton C. Ault III

Purchase of Common Stock	500	$4.9882	03/04/2026